UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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/  /  Soliciting Material Pursuant to Section 240.14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

(Name of Persons Filing Proxy Statement, if Other Than the Registrant)

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The attached letter is being sent to unitholders on May 14, 2011.

In addition, the following statements have been made to the press on behalf of Q Funding III, L.P. and Q4 Funding, L.P.:

"Our focus right now is just trying to get the best corporate governance policies implemented at this company." "If we fail to accomplish that, then we can talk about the next steps."

Q Funding III, L.P. and Q4 Funding, L.P.
301 Commerce Street, Suite 3200
Fort Worth, Texas 76102-4140

May 14, 2011

Dear Fellow Cedar Fair Unitholders:

Our Board of Directors has recognized that unitholders want the right to nominate directors for election to the Board. They have proposed two amendments that would allow unitholders to have this right. Although we do not see eye-to-eye with the Board on many issues, we do support what the Board has proposed here, and we do give credit where credit is due. Proposal 1 is an amendment to the Regulations to permit the Partnership Agreement to include a provision giving unitholders the right to nominate directors for election to the Board. Proposal 2 is an amendment to the Partnership Agreement to establish certain procedures and information requirements pursuant to which unitholders can nominate directors for election to the Board. Combined, these two amendments will give unitholders the right to nominate directors.

To approve Board Proposal 1 and Board Proposal 2 above, the Board set the approval threshold at 80% of all outstanding Units of the Company, consistent with the Regulations, so it is therefore critically important that all unitholders (i) check the FOR box, (ii) sign and (iii) date their proxy cards. Because of the extremely high threshold set by the Board, each unitholder must vote its Units, as simply not voting will count as a vote against both Board Proposals.

Q Investments, therefore, urges unitholders to support the Company's amendments and return the proxy card you should have already received from the Company with a vote FOR each of the two director nomination resolutions. If you have misplaced or have not yet received the proxy card from the Company, another identical card is enclosed for your convenience.  You can also vote by calling (800) 454-8683 or do so online at www.proxyvote.com. Make sure to have your proxy card available when voting by telephone or online.

Sincerely yours,

Q Funding III & Q4 Funding